EXHIBIT 10.1

                 DEVELOPMENT, DISTRIBUTION AND SUPPLY AGREEMENT

         THIS AGREEMENT ("Agreement") is made this 21st day of April, 2006, by and between Specialized Health Products International, Inc., having an address at 585 West 500 South, Bountiful, Utah 84010 (hereinafter referred to as "SHPI"), and Bard Access Systems, Inc., a Utah corporation having a place of business at 5425 West Amelia Earhart Drive, Salt Lake City, Utah 84116 (hereinafter referred to as "BAS").

                                    RECITALS

         WHEREAS, SHPI owns intellectual property related to safety percutaneous endoscopic gastronomy ("PEG") introducer needles,

         WHEREAS, BAS desires to fund SHPI's efforts to develop a safety PEG introducer needle that meets BAS's requirements,

         WHEREAS, BAS further desires to obtain the right to distribute such safety PEG introducer needle worldwide for use in the Field (as such term is hereinafter defined),

         WHEREAS, SHPI is willing to grant such distribution rights to BAS, all on the terms and conditions hereinafter set forth,

         WHEREAS, BAS also desires to have SHPI manufacture, package and supply BAS with the aforementioned safety PEG introducer needle,

         WHEREAS, SHPI desires to manufacture, package and supply BAS with the aforementioned safety PEG introducer needle, and

         WHEREAS, the parties are willing to carry out the foregoing pursuant to the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the execution hereof, SHPI and BAS hereby agree as follows:


I. DEFINITIONS. The following terms are defined for purposes of this Agreement.

         1.1. "Effective Date" shall mean the date and year first written above.

         1.2. "Affiliate" shall mean any person or corporation or other business entity controlled by, controlling, or under common control with a party to this Agreement.

         1.3. "Act" shall mean the United States Food, Drug and Cosmetic Act of 1938, as amended and all regulations promulgated pursuant thereto, and any state and local laws and regulations thereunder promulgated and all similar laws and regulations of any other country or relevant jurisdiction related to the development, manufacture, sale or distribution of Products.

         1.4. "Products" shall mean the 18 gauge safety PEG introducer needle used for percutaneous endoscopic gastronomy and developed by SHPI pursuant to this Agreement as described in Exhibit A attached hereto and any improvements thereto. The safety device shall be for the stylett. The tubular outer wall shall be blunt.

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         1.5. "Specifications" shall mean the raw material, manufacturing, quality assurance, packaging and finished product specifications and protocols relating to the Products as set forth in Exhibit A, as the same may be modified or supplemented pursuant to the provisions hereof.

         1.6. "Field" shall mean percutaneous endoscopic gastronomy.

         1.7. "Territory" shall mean worldwide.

         1.8. "Confidential Information" shall mean any information of a confidential or proprietary nature as to which BAS or an Affiliate of BAS or SHPI or an Affiliate of SHPI, as the disclosing party, prior to or during the Term, develops or acquires any interest, including, all discoveries, inventions, improvements, and ideas relating to any process, formula, machine, device, manufacture, composition of matter, plan or design, whether patentable or not, or relating to the conduct of business by the disclosing party (including the existence and subject matter of this Agreement) which, prior to or during the Term, was or is disclosed to the other party, as the receiving party, exclusive of data or information: (i) which, at the time of disclosure hereunder, was in the public domain or which, subsequent to disclosure hereunder, becomes part of the public domain by any means other than the breach by the receiving party of its obligations hereunder; (ii) which was known to the receiving party, at the time of disclosure hereunder, as evidenced by the receiving party's business records maintained in the ordinary course of business; (iii) which is, at any time, disclosed to the receiving party by any person or entity not a party hereto whom the receiving party believes, after reasonable inquiry, has the right to disclose the same; (iv) which is developed by an employee of the receiving party who is shown, by competent proof and by clear and convincing evidence, not to have been privy to information disclosed by the disclosing party; or (v) which is disclosed verbally, except where the disclosing party reduces the verbal disclosure to writing, marks the same as confidential and proprietary and furnishes the receiving party with the reduction to writing within thirty (30) days of the verbal disclosure.

         1.9. "Contract Year" shall mean the twelve (12) month period commencing on the date of the first Commercial Sale and each successive twelve (12) month period thereafter.

         1.10. "Commercial Sale" shall mean the first arms-length sale of a Product, other than for clinical use required to obtain Regulatory Approval, in any country of the world by BAS or a BAS Affiliate to a non-affiliated third party.

         1.11. "Development Program" shall mean those research, development and other services or activities relating to the development, testing, manufacturing, production and evaluation of the Product(s), all as contained in and as more fully described in Exhibit A.

         1.12. "Regulatory Approval" shall mean the notification to or concurrence, acknowledgment, or approval of any governmental or quasi-governmental agency or regulatory body, which notification, concurrence, acknowledgment or approval is necessary for or useful to the manufacturing, processing, marketing or sale of Products anywhere in the world, and which is made in the name of SHPI or has been given/granted on behalf of SHPI.

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         1.13 "Trademarks" shall mean U.S. Trademark Application No. 76/520,721 for SecureLoc(TM), and all international and common law trademark rights to SecureLoc(TM).

         1.14 "510(k)" shall mean a pre-market approval notification, as defined in Section 510(k) of the Act.

         1.15 "CE mark" shall mean the Communite de European mark commonly known as the CE Mark.

         1.16 "Development Program Funding" shall mean the amount of ** Dollars ($**) to be paid by BAS to SHPI to fund the Development Program which amount shall include any amounts paid by BAS to SHPI prior to the date hereof pursuant to purchase order numbers 51674, 51675, 60016, 60019, 60020, and 60022.

         1.17. "Manufacturing Sub-Contract Triggering Event" shall have the meaning set forth in Section 9.5. "Term" shall have the meaning set forth in Section 7.1.

         1.18 "Losses" shall have the meaning set forth in Section 10.1.

         1.19 "BAS IP" shall have the meaning set forth in Section 9.2.

         1.20 "Equipment" shall have the meaning set forth in Section 3.4.

II.      REPRESENTATIONS AND WARRANTIES

         2.1. SHPI Representations and Warranties. SHPI hereby represents and warrants to BAS:
                  (a) that SHPI is not currently a party to any agreement, oral or written, which would, in any manner, be inconsistent with the rights herein granted to BAS, and shall not enter into any such agreement or understanding, oral or written, during the Term, nor, during the Term, directly or indirectly, will engage in any activity which would, in any manner, be inconsistent with the rights herein granted to BAS;

                  (b) that SHPI is a corporation organized, validly existing and in good standing under the laws of Utah, has all requisite corporate power and authority to own and operate its property and to carry on its business as now being conducted and is duly qualified and in good standing to do business in any of those jurisdictions where it is required to be qualified;

                  (c) that the execution and delivery of this Agreement by SHPI has been duly and validly authorized by all necessary corporate action on the part of SHPI and that (assuming valid execution by BAS where applicable and subject to federal bankruptcy law) this Agreement is a valid and binding obligation of SHPI enforceable against it; and

                  (d) all Products will have 510(k) approval. SHPI will submit a CE mark application for the Products upon its completion of the manufacturing startup phase in accordance with its SOP04-001.

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The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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                  (e) that SHPI is not, nor will it be, as a result of the
         execution and delivery of this Agreement, or the performance of its obligations under this Agreement, in breach of any license or other agreement relating to the Products, and

                  (f) that to the best of its knowledge all patents, registered trademarks, know-how, service marks and copyrights, if any, included in the Products are valid and subsisting. To the best of its knowledge, SHPI does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another, and

                  (g) that, on the Effective Date, SHPI is not a party to any lawsuit, nor is there any outstanding or threatened claim against SHPI alleging that use of the Products infringes or otherwise misappropriates the proprietary rights of any third party.

         2.2. BAS Representations and Warranties. BAS hereby represents and warrants to SHPI:

                  (a) that BAS is a corporation organized, validly existing and in good standing under the laws of Utah, has all requisite corporate power and authority to own and operate its property and to carry on its business as now being conducted and is duly qualified and in good standing to do business in any of those jurisdictions where it is required to be qualified as a result of ownership of property or residence of any of its employees or agents, and

                  (b) that the execution and delivery of this Agreement by BAS has been duly and validly authorized by all necessary corporate action on the part of BAS and that (assuming valid execution by SHPI and subject to federal bankruptcy law) this Agreement is a valid and binding obligation of BAS enforceable against it, and

                  (c) that BAS is not currently a party to any agreement or understanding, oral or written, which would, in any manner, be inconsistent with its obligations described herein and shall not enter into any such agreement or understanding, oral or written, during the Term, nor, during the Term, directly or indirectly, engage in any activity which would, in any manner, be inconsistent with its obligations described herein, and

                  (d) that it is registered with the Food and Drug Administration and authorized to sell the Products.

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III.     DEVELOPMENT PROGRAM.

         3.1 Funding. In consideration for the distribution rights granted in this Agreement, BAS hereby covenants to fund the Development Program to the extent of the Development Program Funding. The parties specifically acknowledge that SHPI shall remain solely liable for all costs and expenses related to the Development Program that exceed the Development Program Funding, unless the parties make changes to the Development Program or the Specifications. Within ten (10) days of the close of each month in which SHPI incurs any out-of-pocket expenses in conjunction with the Development Program, SHPI will furnish BAS with a written statement documenting such expenses incurred during that month, in a form, and accompanied by such documentation or receipts, as may be reasonably satisfactory to BAS. BAS shall pay from the Development Program Funding the amount of the expenses covered by each such statement within thirty (30) days of its receipt thereof. Any portion of the Development Program Funding that remains unpaid at the time of SHPI's delivery of the first Product to BAS after Regulatory Approval by the United States Food and Drug Administration ("FDA") shall become immediately payable. If a party proposes to make a change to the Development Program or the Specifications, the parties shall follow the procedure set forth in Section 6.4 (relating to modifications in Specifications). To the extent that the proposed modification results in a delay or greater expense in concluding the Development Program, the parties shall jointly examine and mutually agree upon the consequences and the proportion to which each party will be responsible for the additional time and expenses. Costs associated with product changes initiated by BAS, or due to changes made by BAS after the mold is initiated, shall be borne by BAS.

         3.2 Diligence. The parties agree that the milestones shall be as set forth in the Development Program and that both parties shall use all commercially reasonable efforts to achieve such milestones in the Development Program unless otherwise agreed in writing by the parties. If the Development Program is not completed within twelve (12) months of the Effective Date, BAS may, upon written notice to SHPI, terminate this Agreement without any liability to SHPI, unless such delay is attributable to BAS. Such early termination may be affected only if design inputs (BAS DRS) are established within one month from the Effective Date and final design and product specifications are mutually established within two months from the Effective Date.

         3.3 Intellectual Property. As between the parties, each party shall retain sole ownership of all ideas, inventions, processes, compounds and methods, whether patentable or unpatentable, which have or potentially have, utility in the Development Program and which prior to the date of this Agreement or during the Term, are conceived, developed, reduced to practice or acquired by it alone or jointly with a third party. All ideas, inventions, processes, compounds and methods, whether patentable or unpatentable that are conceived, developed, reduced to practice or acquired, in each case, jointly by the parties prior to or during the Term shall be jointly owned by the parties.

         3.4 Equipment. (a) Any equipment purchased using Development Program Funding including the equipment set forth in Exhibit B shall be the sole and exclusive property of BAS and shall be conspicuously marked "Property of BAS" (the "Equipment"). SHPI shall at all times keep the Equipment free and clear of

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all liens, claims or encumbrances and shall provide BAS prompt written notice of any judicial process affecting the Equipment. SHPI shall not use the Equipment for any purpose other than fulfilling its obligations under this Agreement. Upon termination of the Agreement, SHPI shall make the Equipment available for pickup by BAS and shall provide BAS reasonable access to its facilities during normal business hours for Equipment retrieval.

         (b) SHPI shall bear the risk of loss for the Equipment while in its possession and shall maintain adequate insurance for the replacement value of the Equipment in the event of loss. Risk of loss for the Equipment shall return to BAS upon BAS's retrieval of the Equipment.


IV.      DISTRIBUTION OF PRODUCTS

         4.1. Appointment of BAS as Distributor. Subject to the terms and conditions hereof, SHPI hereby appoints BAS, and BAS hereby agrees to act, as the exclusive distributor of Products in the Field throughout the Territory, for the Term.

         4.2. BAS's Responsibilities. BAS will use reasonable efforts to promote sales and use of the Products in the Territory. SHPI hereby expressly acknowledges and agrees that the grants set forth in Section 4.1 shall be deemed to include a grant to BAS of the right to sell through any Affiliate of BAS and through distributors of BAS or any Affiliate of BAS. Upon written request by SHPI no more than once per Contract Year, BAS shall provide SHPI with a list of all BAS Affiliates.

         4.3. Device Complaints. BAS shall maintain a system of product complaint recording and reporting wherein it will record the details of product complaints it receives. BAS agrees to send copies of the complaint reports relating to substantial design, technical or quality issues to SHPI. SHPI shall be responsible for supporting BAS's investigation of such complaint reports. SHPI shall, within thirty (30) days after SHPI receives the initial complaint reports from BAS, forward the findings of the investigation to BAS.

         4.4. Recall. If BAS or SHPI are required by any competent governmental authority to conduct a recall of any Product or either party determines in its reasonable business judgment that a voluntary recall of any Product is required (and in the instance of a voluntary recall with the consent of the other party hereto, which neither SHPI nor BAS will unreasonably withhold), then SHPI shall bear all expenses of SHPI and all reasonable expenses of BAS related to the recall as it pertains to the Products. The parties will cooperate in good faith on all aspects of a recall. Only BAS shall communicate with end-users. Reporting to regulatory authorities in order to satisfy legal requirements with respect to recalls shall be initiated by SHPI. Both parties shall comply with applicable law in initiating and administering recalls and shall cooperate fully with the governmental authorities during all recall investigations and follow-up actions. Each party shall immediately notify and provide copies to the other party of any communications, whether relating to recalls or otherwise, with any governmental authority.

         4.5 Traceability Reporting in Canada. SHPI shall have the right, up to four times per year, to request and receive from BAS a traceability report of Products shipped into Canada, such report to include a current status of specified lot(s), an identification of customers receiving shipments and a report of any Product remaining in BAS's inventory. Health Canada Medical Device

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Regulations also require that BAS's maintain records sufficient to facilitate withdrawal of the Products from the market should a recall be necessary. Such records must be kept for the longer of (i) the projected useful life of the Product or (b) two years from shipment of the Product by BAS to its customer.

V.       TERMS OF PURCHASE AND SALE

         5.1. Purchase Orders. All sales and purchases of Products shall be initiated pursuant to BAS's purchase order for the same placed with SHPI. All such sales and purchases shall be governed by the terms and provisions of this Agreement and any such purchase order, provided that in the event there is a conflict between the terms of this Agreement and any of the terms of such purchase order, the terms of this Agreement shall prevail. Purchase orders shall be issued by BAS at the beginning of the preceding quarter and shall set forth the quantity of each item ordered and the required delivery dates. Each purchase order issued by BAS hereunder shall be accompanied by a non-binding forecast of BAS's anticipated orders during each of the succeeding three (3) quarters. Insomuch as these requirements are met, delivery of Products shall be made within forty-five (45) days from receipt of purchase order, or on a later date specified by BAS. All purchase orders issued by BAS hereunder shall be firm and non-cancelable unless BAS has exercised its rights pursuant to Sections 9.3 through 9.5 of this Agreement.

         5.2. Selling Price. (a) SHPI and BAS hereby agree that the selling prices by SHPI to BAS shall be $** for each bulk, non-sterile unit Product in a fully-finished form in accordance with applicable Specifications and the assumptions/comments set forth in Exhibit C, which is attached hereto and incorporated herein, which selling prices shall be firm for purchase orders placed through the end of the first complete Contract Year. After the first Contract Year, and thereafter, the selling price shall be reduced to $** for each bulk, non-sterile unit Product, with the proviso that on or about the completion of each succeeding Contract Year the parties shall jointly discuss any necessary adjustments to the selling prices of the Products. Any such adjustments to the selling prices shall not exceed the documented increases or decreases in contract manufacturing costs or raw materials costs of the Products since SHPI's initial delivery of the Products to BAS or the last such increase, as the case may be, provided, however, that: (1) no adjustments shall be made unless the cost of manufacturing or raw materials has increased or decreased by more than **% in the aggregate during each succeeding Contract Year; and (2) SHPI has negotiated in good faith with its contract manufacturers and suppliers to obtain a fair market price for such manufacturing or raw materials. All documentation of increased or decreased costs provided by SHPI to BAS pursuant to this Section 5.2 shall be accompanied by a certification of the chief financial officer of SHPI as to its accuracy. Upon reasonable prior notice, BAS shall have the right during normal business hours to audit SHPI's records to verify any such increase or decrease.

         (b)  **

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The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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         5.3. Delivery. SHPI shall use commercially reasonable efforts to manufacture and deliver Products to BAS, but in no case will SHPI be obligated to deliver more than 30% over the forecasted volumes for a quarter, as such forecast is determined in accordance with Section 5.1. BAS shall provide up to six (6) months notice for changes to the forecast as described in Section 5.1 if the increase in volume is more than 30% of the amount forecasted.

         5.4. Payment and Shipment. Shipment shall be in accordance with BAS's instructions. SHPI shall invoice BAS for Products at the time of shipment. All payments shall be due net thirty (30) days after shipment. All shipments of sterile, single packaged Products shall be F.O.B. destination to BAS's facility in Salt Lake City, Utah. All shipments of bulk, non-sterile Products shall be F.O.B. destination to a BAS Affiliate facility in Renosa, Mexico. SHPI will provide freight prepaid by common carrier. All other locations and means of delivery will be specified at the time of purchase order and all associated shipping costs will be paid by BAS.

         5.5. Minimum Purchase Requirements. Subject to the provisions of Sections 9.3 through 9.5, BAS agrees to place purchase orders with SHPI under this Agreement in the following cumulative quantities (hereinafter referred to as the "Minimum Purchase Requirement"): ** units in the first Contract Year, ** units in the second Contract Year, ** units in the third Contract Year, and ** units in each Contract Year thereafter. **.

         5.6 Minimum Order Quantity. The minimum order quantity for any order shall be ten thousand (10,000) units for each SKU.

         5.7 Competitive Products. The parties agree that nothing in this Agreement shall restrict BAS's right to manufacture, market, sell, distribute or license products or technologies competitive with Products.

VI.      MANUFACTURE OF PRODUCTS

         6.1. Representations and Warranties. SHPI hereby represents and warrants to BAS:

                  (a) that each of the Products sold to BAS hereunder shall be manufactured in accordance with the requirements of the FDA, including the requirements of the Quality Systems Regulations set forth in 21CFR, Parts 808, 812 and 820; and

                  (b) that each of the Products sold to BAS hereunder shall be new, free from defects in material and workmanship, and shall comply in all respects with the applicable Specifications therefor; and

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The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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                  (c) that each of the Products sold to BAS hereunder will not, at the time of delivery to BAS, be adulterated or misbranded within the meaning of the Act or within the meaning of any jurisdiction in which the definitions of misbranding and adulterating are substantially the same as in the Act, nor, following FDA approval of Products, will any Product at the time of delivery to BAS be an article which may not, under the Act, be introduced into interstate commerce, and

                  (d) that SHPI holds good and marketable title to all Products, and

                  (e) that all Products shall, at the time of delivery to BAS, have an expiration date of not less than 24 months from the date of manufacture. Products will be shipped to BAS having a remaining shelf-life of at least 12 months.

         6.2. Warranty Limitations. Except as otherwise set forth in this Agreement, there are no other express or implied warranties, including any warranty of merchantability or fitness for a particular purpose. In the event of any breach of the warranties set forth in Section 6.1 hereof, SHPI shall, at SHPI's sole cost and expense, at BAS's option, repair or replace the Products which are defective or do not conform to the Specifications, within thirty (30) days of the return of such item(s) to SHPI or shall credit BAS's account for the purchase price paid for such item(s) by BAS upon the return thereof by BAS. All shipping costs incurred incident to any such breach shall be borne by SHPI.

         6.3. Labeling. Product labeling shall have bar coding on the primary and secondary packaging in compliance with the Health Industry Bar Coding standards. No changes may be made to any Product labeling or packaging without the prior written consent of BAS.

         6.4 Changes to Specifications. In the event that the Specifications are proposed to be modified, the party seeking to make such modification shall notify the other party as far in advance as is practicable prior to the proposed effectiveness of such modification and the parties shall jointly agree on whether and when to implement such modification. To the extent that such modification results in an increase or decrease in the cost of manufacturing or packaging the Products, the parties shall jointly examine and mutually agree upon the consequences thereof and appropriate adjustments to the then current price in effect pursuant to Section 5.2.


VII.     TERM AND TERMINATION

         7.1. Term. This Agreement shall commence as of the date first above written and shall remain in full force and effect (a) through the end of the fourth Contract Year, and (b) thereafter, shall be automatically renewed for successive one-year terms unless terminated by BAS by providing written notice to SHPI at least one hundred eighty (180) days prior to the expiration of the initial or any renewal term (the "Term").

         7.2. Breach. Except as otherwise provided in this Agreement, in the event of a material breach or default by either of the parties hereto of any term or provision of this Agreement on their respective parts to be observed or performed, the party who is not in breach or default shall have the right to

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give the other party notice thereof, whereupon the party receiving such notice shall have thirty (30) days to cure or cause the cure of such breach or default, or if the same cannot reasonably be cured within such thirty (30) days, the party receiving such notice shall, within said period, commence or have caused the commencement of such cure and thereafter continue to diligently prosecute or cause the prosecution of cure of the same. If such breach or default is so cured, this Agreement shall remain in full force and effect. If such breach or default is not so cured, this Agreement shall immediately terminate upon notice of termination given to the party which failed to so cure such breach or default. A material breach or default of this Agreement shall include the following occurrences:

                           (i) after the placement by BAS of a purchase order,
SHPI delivers Product volumes in an amount that is less than 80% of the forecast volumes (as required in Section 5.1) for three (3) consecutive months or three
(3) times within any six (6) month period; or

                           (ii) more than 20% of the Products delivered by SHPI
in two (2) consecutive months or in three (3) Products deliveries in any six (6) month period, fail to conform to the Specifications.

         7.3. Effect of Termination or Expiration. Expiration or prior termination of this Agreement, for any reason, will not release either party from any liability which at said time it has already incurred to the other party, nor affect in any way the survival of any rights, duties or obligations of either party which are expressly stated elsewhere in this Agreement to survive said expiration or prior termination. Nothing in the immediately preceding sentence will affect, be construed or operate as a waiver of the right of the party aggrieved by any breach of this Agreement to be compensated for any injury or damage resulting therefrom which is incurred before or after such expiration or termination.

         7.4 Disposition of Inventory. BAS will be entitled to sell its stock of the Products, if any, for a twelve-month period following the termination or expiration of this Agreement, or if such date is later, the date of delivery of any Products to BAS.

VIII.    REGULATORY MATTERS

         8.1. United States and European Union. SHPI shall obtain and comply with all licenses, consents, permits and applicable laws and regulations, including the Act, which may from time to time be required by appropriate governmental authorities with respect to its manufacturing and packaging processes at its facility and otherwise to permit the performance of its obligations hereunder as well as the sale of the Products in the United States and the European Union, including the filing of a 510(k) application with the United States Food and Drug Administration and the filing of a CE Mark application with the European Union. SHPI agrees to provide BAS with copies of all papers, concurrence and office actions pertaining to regulatory communications with the United States Food and Drug Administration. SHPI shall promptly transfer ownership of the aforementioned 510(k) and CE Mark applications to BAS at no cost. BAS shall not have the right to further transfer the 510(k) other than to a BAS Affiliate. BAS shall register as the specification developer and shall list the Products with the FDA.

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         8.2. Other. SHPI shall provide BAS with whatever reasonable assistance
BAS may request, including providing its technical files and data, in conjunction with BAS's initiating the registration or approval process for the Products outside of the United States and the European Union. BAS agrees to cover the reasonable costs associated with any unanticipated and extraordinary data requests by governmental authorities. SHPI agrees to support all required facility audits by regulatory bodies from those non-FDA geographies where BAS or SHPI has initiated the registration or approval process.

IX.      INTELLECTUAL PROPERTY MATTERS and MANUFACTURING SUB-CONTRACT

         9.1 Infringement. In the event suit is filed against BAS or any Affiliate of BAS by a third party alleging that the manufacture, import, use, offer for sale or sale of any Product alone and not based upon its combination with any other article, infringes or misappropriates the proprietary rights of such third party, BAS shall promptly notify SHPI and shall include in its notice all facts in BAS's possession relating to the same. In said event, SHPI hereby agrees to indemnify, save and hold BAS harmless from and against all Losses (as defined below) incident to any such suit in accordance with the procedure set forth in Section 10.3.

         9.2 Trademarks. In connection with SHPI's performance of this Agreement, BAS hereby grants SHPI the right to reproduce and print on the Products or Product packaging such trademarks, trade names, brand names, slogans, logos, copyrights and trade dress of BAS that BAS may designate in writing from time to time (collectively together with any goodwill associated therewith, the "BAS IP"), strictly in accordance with trademark usage and packaging guidelines set forth in the Specifications or otherwise provided by BAS. Samples of all such uses of BAS IP on the Products or Product packaging shall be submitted to BAS for its written approval prior to production. The permission granted to SHPI to the BAS IP is restricted to usage in connection with the Products supplied under this Agreement, and such permission extends only for the Term or such shorter period as may be designated or required by BAS.

         Any BAS IP, patent or other proprietary technology owned by or licensed to BAS or any of its Affiliates associated with the Products shall be the sole and exclusive property of BAS and it Affiliates and nothing set forth in this Agreement shall be construed to grant to SHPI any title, right or interest thereto. SHPI's use of such BAS IP, patents or other proprietary technology shall be limited exclusively to its performance of this Agreement. Any other use of said BAS IP, patents or other proprietary technology (unless otherwise specified herein) shall constitute an infringement thereof or violation of BAS's rights.

         BAS shall be entitled to use the Trademarks in connection with the marketing, promotion and sale of the Products in the Territory as approved by SHPI, which approval shall not be unreasonably withheld. In connection with such use, SHPI hereby grants to BAS, to the extent necessary, a royalty-free, non-exclusive license for the Term to use and employ the Trademarks and to affix the Trademarks to the Products.

         9.3 Manufacturing Sub-Contract. Whenever a Manufacturing Sub-Contract Triggering Event (as such term is defined in Section 9.5) shall have occurred, SHPI agrees, at it's option, that either:

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

                  (i) SHPI shall enter into a manufacturing sub-contract with a third party acceptable to BAS, under terms and conditions acceptable to BAS, granting such third party the right to manufacture the Products for supply to BAS in accordance with this Agreement, or

                  (ii) BAS shall have the right to exercise its rights under the sub-contract granted in Section 9.4. BAS shall provide to SHPI written notice specifying the Manufacturing Sub-Contract Triggering Event which has occurred.

         9.4. Grant of Manufacturing Sub-Contract. Should a Manufacturing Sub-Contract Triggering Event (as such term is defined in Section 9.5) occur, BAS will make reasonable efforts to resolve the manufacturing deficiencies with SHPI. If after reasonable efforts the manufacturing deficiencies continue, SHPI will grant to BAS, or a third party acceptable to BAS, a non-exclusive manufacturing sub-contract ("Sub-Contract") for the manufacture of the Products in accordance with SHPI's obligations under this Agreement. The Sub-Contract shall expire upon the expiration of this Agreement and shall be subject to the terms and conditions of this Agreement.

         9.5. Manufacturing Sub-Contract Triggering Event. The following shall individually and collectively constitute a "Manufacturing Sub-Contract Triggering Event" for purposes of this Agreement:

                  (i) SHPI discontinues the manufacture of the Products;

                  (ii) SHPI voluntarily liquidates its assets or dissolves its business;

                  (iii) SHPI delivers Product volumes, after the placement by BAS of a purchase order, in an amount less than 80% of the purchase order volumes, so long as such purchase order volumes are within the forecast volumes (as determined in accordance with Section 5.1) for three (3) consecutive months or three (3) times within any six (6) month period; or

                  (iv) more than 20% of the Products delivered in two (2) consecutive months or in three (3) Products deliveries in any six (6) month period fail to conform to the Specifications.

X.       INDEMNIFICATION/INSURANCE.

         10.1. Product Liability. SHPI and its Affiliates (collectively referred to as "SHPI" for the purpose of this Section 10.1) hereby agree to indemnify, save and hold BAS and its Affiliates harmless from and against all suits, actions, claims, demands, judgments, liabilities and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") which arise or result from (a) alleged injury (including death) incident to the use of any of the Products and not based solely on the combination of such Products with other products manufactured or sold by BAS, and (b) misrepresentations of any representation contained herein, or default in the observance or performance of any term or provision hereof. Notwithstanding the foregoing, it is understood and agreed that SHPI shall have no obligations under this Section 10.1 for any Losses to the extent caused by the negligence, recklessness, willful misconduct or breach of any of the terms of this Agreement by BAS, its Affiliates or agents.

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

         10.2. BAS Indemnity. BAS and its Affiliates (collectively referred to as "BAS" for the purpose of this Section 10.2) hereby agree to indemnify, save and hold SHPI and its Affiliates harmless from and against all Losses which arise or result from BAS's labeling or claims on Products inconsistent with the Specifications, misrepresentations of any representation contained herein, or default in the observance or performance of any term or provision hereof. Notwithstanding the foregoing, it is understood and agreed that BAS shall have no obligations under this Section 10.2 for any Losses to the extent caused by
(i) the negligence, recklessness, willful misconduct or breach of any of the terms of this Agreement by SHPI, its Affiliates or agents or (ii) Products that do not conform in all respects to the Specifications or warranties.

         10.3. Procedure. In the event of a claim subject to the indemnification provisions stated above, the indemnified party shall give prompt notice to indemnifying party, provided that the failure to give such notice shall not affect any indemnified party's rights to indemnification under this Agreement unless such failure shall materially prejudice the indemnifying party's ability to defend such claim. The indemnifying party (at its expense) shall have the right to assume the defense of any such claim against the indemnified party. If the indemnifying party shall elect not to assume the defense of any such claim or fails to make such an election within twenty (20) days after it receives the above notice, the indemnified party may assume such defense with counsel of its choice and at the expense of the indemnifying party. The indemnified party shall have the right to participate in (but not control) the defense of any such claim defended by the indemnifying party hereunder and to retain its own counsel in connection with such claim, but the fees and expenses of such counsel shall be at the indemnified party's expense; provided, however, that the indemnifying party shall bear the reasonable fees and expenses as incurred of counsel to the indemnified party if representation of the indemnifying party and the indemnified party by the same counsel would reasonably be likely to create a conflict. No party shall be liable for any settlement by which it is affected without its written consent, which consent shall not be unreasonably withheld or delayed. The indemnified party shall fully cooperate with the indemnifying party in the defense of any matter subject to indemnification.

         10.4. Insurance. SHPI hereby covenants to obtain and maintain, during the Term, a comprehensive general liability insurance policy, with products liability endorsement, for the Products which policy shall be a minimum amount of two million dollars ($2,000,000) per occurrence. Said policy shall either name BAS and its Affiliates as additional insureds or shall provide coverage via a broad form vendor's endorsement. Additionally, said policy shall provide for not less than thirty (30) days prior written notice to BAS in the event of any change in coverage or policy cancellation. SHPI hereby covenants to deliver to BAS a certificate evidencing such coverage within ten (10) days of the Effective Date.

XI.      MISCELLANEOUS

         11.1. Confidential Information. Each party shall hold in confidence any Confidential Information disclosed by the other or otherwise obtained by such party as a result of activities contemplated by this Agreement, and each party shall protect the confidentiality thereof with the same degree of care that it exercises with respect to its own information of a like nature, but in no event less than reasonable care. Access to Confidential Information must be restricted to the receiving party's employees, who, in each case, need to have access to carry out a permitted use and are bound in writing to maintain the confidentiality of such Confidential Information. The Confidential Information and all copies of part or all thereof, shall be and remain the exclusive property of the disclosing party, and the receiving party shall acquire only such rights as are expressly set forth under the terms and conditions of this Agreement and only for so long as such rights are in effect.

         11.2. Survival. The following Articles or Sections shall continue in effect notwithstanding any termination of this Agreement: 3.1, 3.3, 3.4, 6.1, 6.2, 7.3, 9.1, 9.3 through 9.5, 10.1 through 10.3, and Articles XI and XII, and no termination of this Agreement shall relieve any party of liability for a breach or violation of this Agreement occurring before such termination.

         11.3. No Agency. This Agreement shall not constitute BAS the agent or legal representative of SHPI for any purpose whatsoever and BAS shall not hold itself out as an agent of SHPI. This Agreement creates no relationship of joint venturers, partners, associates, employment or principal and agent between the parties, and both parties are acting as independent contractors. Neither party is granted herein any right or authority assume or create any obligation or responsibility for or on behalf of the other party. Neither party shall have any authority to bind the other party to any contract, whether of employment or otherwise, and each party shall bear all of its own expenses for its operations, including the compensation of its own employees and salespeople and the maintenance of its own offices, service and warehouse facilities. Each party shall be solely responsible for its own employees and salespeople and for their acts and the things done by them.

         11.4. Amendments. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

         11.5. Waivers. No waiver of any provision of this Agreement, or consent to any departure from the terms hereof, shall be effective unless the same shall be in writing and signed by the party waiving or consenting thereto. No failure on the part of any party to exercise and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies provided by law.

         11.6. Performance. Each party hereto acknowledges that money damages alone will not adequately compensate such party for breach of such party's obligations under Section 11.1 and, therefore, agrees that in the event of the breach or threatened breach of any such obligation, in addition to all other remedies available to the other party, at law, in equity or otherwise, such other party shall be entitled to seek injunctive relief compelling specific performance of, or other compliance with, the terms of such Section.

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

         11.7. Notices. Any notice or communication given pursuant to this Agreement by any party to any other party shall be in writing and shall be sufficiently given if personally delivered, sent by facsimile or other means of confirmed electronic transmission or sent by a recognized next-day courier service or by mail, postage prepaid to the parties at the following addresses or to such other address as either party may hereafter designate to the others by like notice:
                  (a) if to SHPI, to:
                           Specialized Health Products International, Inc.
                           585 West 500 South
                           Bountiful, Utah 84010
                           Attention: General Counsel
                           Facsimile Number: (801) 298-1759

                  (b) if to BAS, to:
                           Bard Access Systems, Inc.
                           5425 West Amelia Earhart Drive
                           Salt Lake City, Utah 84116
                           Attention: President
                           FAX Number: 801-595-4907
                           with a copy to:

                           C. R. Bard, Inc. 730 Central Avenue Murray
                           Hill, New Jersey 07974 (908) 277-8000 FAX
                           Number: (908) 277-8025
                           ATTENTION:  Office of General Counsel

         11.8. Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby, whether or not they are completed.

         11.9. Publicity. Except as required by applicable law or regulations, neither party shall use the name of the other party in any publicity or advertising without the prior written approval of the other party. Neither party shall disclose any terms or conditions of this Agreement without the prior written consent of the other party, provided, however, that either party, an Affiliate of either party, or the corporate parent of either party may make such disclosure to the extent that it reasonably believes such disclosure is advisable or necessary for it to comply with the Federal Securities Laws or other applicable law.

         11.10. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof.

         11.11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, the substantive laws of Utah, without giving effect to its conflicts of law rules.

         11.12. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without

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

invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

         11.13. Exhibits and Schedules. All Exhibits and Schedules mentioned in this Agreement shall be attached to this Agreement and shall form an integral part hereof. All capitalized terms defined in this Agreement which are used in any Exhibit or Schedule shall, unless the context otherwise requires, have the same meaning therein as given herein.

         11.14. Counterparts. This Agreement may be executed in two (2) or more counterparts, including facsimile counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         11.15. Assignments; Successors and Assigns. Neither party shall transfer or assign (by operation of law or otherwise) its rights or obligations under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement in connection with a sale or transfer of substantially all of the assets of, or a majority interest in the voting shares of, that party to, or the merger or consolidation of that party with or into, any other person or company.

         11.16. Force Majeure. Either party shall be excused from delay in performing or from its failure to perform hereunder to the extent that such delay or failure results from any cause or causes beyond such party's reasonable control, including: delay by any supplier in providing materials, parts or services; delay by any carrier; fire; flood; acts of God; acts of war or terrorism; labor dispute; riot; compliance with any applicable governmental act, regulation or request; and shortage of labor, materials or manufacturing facilities.

         11.17. Construction. Unless the context of this Agreement clearly indicates otherwise: (a) the singular shall include the plural, the plural shall include the singular, and the part shall include the whole; (b) references to one gender shall include all genders; (c) "or" has the inclusive meaning frequently identified with the phrase "and/or"; (d) "including" or "includes" has the inclusive meaning frequently identified with the phrase "including but not limited to"; and (e) references to "hereunder," "herein" and "hereof" relate to this Agreement as a whole; articles, sections, subsection, exhibit and schedule references are to this Agreement unless otherwise specified. Any reference herein to any law or agreement, including this Agreement, shall be deemed to include such law or agreement as it may be modified, varied, amended or supplemented from time to time. The headings contained in this Agreement are solely for reference purposes and shall not affect the meaning or interpretation of this Agreement.

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

XII.     ARBITRATION

         12.1. In the event of a dispute of whatever nature arising between the parties, including, those arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement, the parties shall exercise good faith efforts to resolve such dispute within a reasonable period of time. Should the parties fail to reach agreement after thirty (30) days of good faith negotiations, the parties agree to submit said dispute to binding arbitration. Said arbitration shall take place in Salt Lake City, Utah, in accordance with the rules of the American Arbitration Association. The arbitration panel shall consist of one arbitrator selected by the American Arbitration Association

         12.2. The arbitration proceedings conducted pursuant hereto shall be confidential. Neither party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the arbitration award without the prior written consent of such other party except in the course of judicial, regulatory or arbitration proceeding or as may be required by a governmental authority. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party reasonable opportunity to protect its interests.

         12.3. The arbitrators shall set forth in writing their findings of fact and conclusions of law and shall render their award based thereon. Said award shall be a final and binding judgment enforceable by a court of competent jurisdiction.

         12.4. The parties shall each be responsible for its own expenses related to any such proceeding (including the fees and expenses of counsel).

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                           SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

                           By: /s/ Jeffrey M. Soinski
                               ----------------------------------------
                           Name:    Jeffrey M. Soinski
                           Title:   President & CEO


                           BARD ACCESS SYSTEMS, INC.

                           By: /s/ Jim Beasley
                           Name:    Jim Beasley
                           Title:   President

                                    EXHIBIT A

**

---------------
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                    EXHIBIT B

                                    Equipment



**

---------------
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                    EXHIBIT C

                           1.1 Assumptions and Notes


**

---------------
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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